EXHIBIT 5.1
OPINION OF
WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION
[WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION LETTERHEAD]
April 11, 2007
LSI Corporation
1621 Barber Lane
Milpitas, California 95025
     Re: Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 49,781,196 shares (the “Shares”) of your common stock for issuance under the Agere Systems Inc. Non-Employee Director Stock Plan, the 1996 Lucent Long Term Incentive Program for Agere Employees, the 1997 Lucent Long Term Incentive Plan for Agere Employees, the Agere, Inc. 1998 Stock Plan for Agere Systems Inc. Employees, the Ascend Communications, Inc. 1998 Stock Incentive Plan for Agere Employees, the Ascend Communications, Inc. 1998 Supplemental Stock Incentive Plan for Agere Employees, the 1998 Global Stock Option Plan for Agere Employees, the Herrmann Technology, Inc. 1999 Incentive Stock Option Plan for Agere Employees, the Herrmann Technology, Inc. Stock Option Program for Agere Employees, the International Network Services 1998 Nonstatutory Stock Option Plan for Agere Employees, the Livingston Enterprises, Inc. 1994 Stock Option Plan for Agere Employees, the 1994 Equity Participation Plan of Ortel Corporation for Agere Employees, the 1999 Non-Qualified Stock Option Plan for Employees of Ortel Corporation for Agere Employees, the Stratus Computer, Inc. 1997 Non-Qualified Common Stock Option Plan for Agere Employees, the Agere Systems Inc. 2001 Long Term Incentive Plan and the Yurie Systems, Inc. Amended and Restated 1996 Nonstatutory Stock Option Plan for Agere Employees (collectively, the “Plans”). The Shares are issuable in connection with your assumption of outstanding equity awards under the Plans pursuant to the Agreement and Plan of Merger by and among you, Agere Systems Inc. and Atlas Acquisition Corp., dated as of December 3, 2006 (the “Merger Agreement”).
     As your legal counsel, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans. It is our opinion that, when issued in the manner referred to in and pursuant to the Plans and the Merger Agreement, the Shares will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ WILSON SONSINI GOODRICH & ROSATI Professional Corporation
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation